Exhibit 3.1

AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
PG&E CORPORATION

WILLIAM D. JOHNSON and BRIAN M. WONG certify that:

1.          They are the Chief Executive Officer and President, and the Vice President, Deputy General Counsel and Corporate Secretary, respectively, of PG&E Corporation, a California corporation (the “Corporation”), and have the power to act on behalf of the Corporation pursuant to the order confirming the Debtors’ and Shareholder Proponents’ Joint Chapter 11 Plan of Reorganization Dated June 19, 2020 (the “Plan”), entered on June 20, 2020 by the United States Bankruptcy Court for the Northern District of California Case No. 19‑30088, the Hon. Dennis Montali judge presiding [Bankruptcy Docket No. 8053].

2.          The Articles of Incorporation of the Corporation, as amended to the date of the filing of this certificate, including the amendments set forth herein but not separately filed (and with the omissions required by Section 910 of the California Corporations Code), are amended and restated as follows:

FIRST:  The name of the Corporation shall be

PG&E CORPORATION

SECOND:  The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

THIRD:

I.          The Board of Directors of the Corporation (the “Board”) shall consist of such number of directors, not fewer than twelve (12) nor more than fifteen (15), as shall be fixed from time to time by the Board; provided that from and after the effective date of these Amended and Restated Articles of Incorporation until December 31, 2020, such minimum number of directors shall be nine (9).

II.          The Board by a vote of two-thirds of the whole Board may appoint from the directors an Executive Committee, which Committee may exercise such powers as may lawfully be conferred upon it by the Bylaws of the Corporation; provided, that the powers of the Executive Committee may not supersede the powers and responsibilities delegated to the Safety and Nuclear Oversight Committee in accordance with the charter of the Safety and Nuclear Oversight Committee.  The Executive Committee may prescribe rules for its own government and its meetings may be held at such places within or without California as said Committee may determine or authorize.

FOURTH:  No shareholder may cumulate votes in the election of directors.

FIFTH:  The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

SIXTH:  The Corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) through bylaws, resolutions, agreements with agents, vote of shareholders or disinterested directors or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject only to the applicable limits set forth in Section 204 of the California Corporations Code.

SEVENTH:

I.          The Corporation is authorized to issue two classes of shares, to be designated respectively Preferred Stock (“Preferred Stock”) and Common Stock (“Common Stock”).  The total number of shares of capital stock that the Corporation is authorized to issue is 4,000,000,000, of which 400,000,000 shall be Preferred Stock and 3,600,000,000 shall be Common Stock.  The Corporation shall not issue nonvoting equity securities (as such term is defined in Section 101(16) of the United States Bankruptcy Code (“Bankruptcy Code”)) to the extent prohibited by Section 1123(a)(6) of the Bankruptcy Code for so long as such Section 1123(a)(6) is in effect and applicable to the Corporation.

II.          The Preferred Stock may be issued in any number of series, as determined by the Board.  The Board may by resolution fix the designation and number of shares of any such series and, subject to Section I of Article Seventh, may determine, alter, or revoke the rights, preferences, privileges, and restrictions pertaining to any wholly unissued class or series of shares.  The Board may thereafter in the same manner increase or decrease the number of shares of any such series (but not below the number of shares of that series then outstanding).  If the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

EIGHTH:

The Board, when evaluating any proposal or offer which would involve (i) a merger or consolidation of the Corporation or any of its subsidiaries with another person, (ii) a sale of all or substantially all of the assets of the Corporation or any of its subsidiaries, (iii) a tender offer or exchange offer for any capital stock of the Corporation or any of its subsidiaries, or (iv) any similar transaction, shall give due consideration to all factors they may consider relevant.  Such factors may include, without limitation, (a) the adequacy, both in amount and form, of the consideration offered in relation not only to the current market price of the Corporation’s outstanding securities, but also the current value of the Corporation in a freely negotiated transaction with other potential acquirers and the Board’s estimate of the Corporation’s future value (including the unrealized value of its properties, assets and prospects) as an independent going concern, (b) the financial and managerial resources and future prospects of the acquirer, and (c) the legal, economic, environmental, regulatory and social effects of the proposed transaction on the Corporation’s and its subsidiaries’ employees, customers, suppliers and other affected persons and entities and on the communities and geographic areas in which the Corporation and its subsidiaries operate, provide utility service or are located, and in particular, the effect on the Corporation’s and its subsidiaries’ ability to safely and reliably meet any public utility obligations they may have at reasonable rates.

NINTH:

Restrictions on Transfer of Securities.  To ensure the preservation of certain tax attributes for the benefit of the Corporation and its shareholders, certain restrictions on the transfer of Corporation Securities (as defined below) are hereby established as more fully set forth in this Article Ninth.

(a)          Definitions.  For purposes of this Article Ninth, the following terms shall have the meanings indicated (and any references to any portions of Treasury Regulation Sections 1.382-2T, 1.382-3, 1.382-4 and 1.1502-92 shall include any successor provisions):

“Acquiring Group” means any group of Persons where one or more Persons in such group acquires or seeks to acquire beneficial ownership of Corporation Securities and one or  more other Persons in such group acquires or seeks to acquire beneficial ownership of Company Group Securities other than Corporation Securities (other than an indirect acquisition solely as a result of the acquisition of Corporation Securities), such as outstanding shares of Utility Preferred Stock, pursuant to a plan or arrangement within the meaning of Treasury Regulations Section 1.1502-92(c)(3)(i).

“Agent” means an agent designated by the Board.

“Company Group” means the Corporation and its consolidated subsidiaries for U.S. federal income tax purposes.

“Company Group Securities” means (i) Corporation Securities, (ii) Utility Securities (other than Utility Securities held by the Corporation), and (iii) any other interests of a member of the Company Group designated as stock by the Board as disclosed in a United States Securities and Exchange Commission (the “SEC”) filing by the Corporation.

“Corporation Securities” means (i) shares of Common Stock, (ii) shares of Preferred Stock (other than preferred stock described in Section 1504(a)(4) of the Tax Code) and (iii) any other interest designated as “stock” of the Corporation by the Board, as disclosed in an SEC filing by the Corporation.

“Excess Securities” means Corporation Securities that are the subject of the Prohibited Transfer.

“Percentage Stock Ownership” means the percentage stock ownership interest in the Corporation of any Person for purposes of Section 382 of the Tax Code as determined in accordance with Treasury Regulation Sections 1.382-2T(g), (h), (j) and (k) and 1.382-4 (i.e., the constructive ownership and attribution rules of the regulations); provided, that (1) if any Person is a member of an Acquiring Group, such Person’s Percentage Stock Ownership in the Corporation shall take into account any ownership of additional shares of stock treated as issued by the Corporation under Treasury Regulations Section 1.1502-92 as a result of the Acquiring Group’s planned or actual acquisition of the Company Group Securities (applying such sections with reference to the Corporation as the common parent, including under supplemental rules for determining an ownership change and treating the Corporation as having “actual knowledge” of all plans and acquisitions of Company Group Securities for purposes of applying Treasury Regulations Section 1.1502-92(c)(2)(iii)), (2) for purposes of applying Treasury Regulation Section 1.382-2T(k)(2), the Corporation shall be treated as having “actual knowledge” of the beneficial ownership of all outstanding Company Group Securities that would be attributed to any individual or entity, and (3) for the sole purpose of determining the Percentage Stock Ownership of any Person that is an entity (and not for the purpose of determining the Percentage Stock Ownership of any other Person), Company Group Securities held by such Person shall not be treated as no longer owned by such Person pursuant to Treasury Regulation Section 1.382-2T(h)(2)(i)(A).

“Person” means any individual, partnership, joint venture, limited liability company, firm, corporation, unincorporated association or organization, trust or other entity, provided, that, for all purposes of this Article Ninth, any group of such “Persons” having a formal or informal understanding among themselves to make a “coordinated acquisition” of shares within the meaning of Treasury Regulation Section 1.382-3(a)(1) or who are otherwise treated as an “entity” within the meaning of Treasury Regulation Section 1.382-3(a)(1) shall be treated as an “entity,”  and references to any entity shall include any successor (by merger or otherwise) of any such entity.

“Prohibited Distributions” means any dividends or other distributions that were received by the Purported Transferee from the Corporation with respect to the Excess Securities received by a Purported Transferee.

“Prohibited Transfer” means any purported Transfer of Corporation Securities to the extent that such Transfer is prohibited and/or void under this Article Ninth.

“Restriction Release Date” means the earliest of:

(i)          the repeal, amendment or modification of Section 382 of the Tax Code (and any comparable successor provisions) in such a way as to render the restrictions imposed by Section 382 of the Tax Code no longer applicable to the Corporation;

(ii)          the beginning of a taxable year of the Company Group (or any successor thereof) in which the Board determined that no Tax Benefits are available;

(iii)          the date selected by the Board if the Board determines that the limitation amount imposed by Section 382 of the Tax Code as of such date in the event of an “ownership change” of the Corporation (as defined in Section 382 of the Tax Code and Treasury Regulation Sections 1.1502-91 et seq.) would not be materially less than the net operating loss carryforwards or “net unrealized built-in loss” (within the meaning of Section 382 of the Tax Code and Treasury Regulation Sections 1.1502-91 et seq.) of the Corporation; and

(iv)          the date selected by the Board if the Board determines that it is in the best interests of the Corporation’s shareholders for the restrictions set forth in section (b) of this Article Ninth to be removed or released.

“Substantial Shareholder” means a Person with a Percentage Stock Ownership of 4.75% or more.

“Tax Benefit” means any net operating loss carryovers, capital loss carryovers, excess interest deduction carryovers, general business credit carryovers, alternative minimum tax credit carryovers and foreign tax credit carryovers, as well as any loss or deduction attributable to a “net unrealized built-in loss” within the meaning of Section 382 of the Tax Code, of the Company Group or any member thereof.

“Tax Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Transfer” means the acquisition, directly or indirectly, of ownership of Corporation Securities by any means – including, without limitation, (i) the creation or grant of any pledge (or other security interest), right or option with respect to Corporation Securities, including an option within the meaning of Treasury Regulation Section 1.382-4(d)(9), (ii) the exercise of any such pledge, right or option, or (iii) any other transaction treated under the applicable rules under Section 382 of the Tax Code as a direct or indirect acquisition (including the acquisition of an ownership interest in a Substantial Shareholder), provided, that “Transfer” shall not include any such acquisition unless, as a result, there would be an increase in any Person’s Percentage Stock Ownership.

“Trust Subsidiary” has the meaning provided for in section (c)(i)(A) of this Article Ninth.

“Utility” means Pacific Gas and Electric Company.

“Utility Charter” means the Amended and Restated Articles of Incorporation of Utility.

“Utility Preferred Stock” means preferred stock issued by Utility (other than preferred stock described in Section 1504(a)(4) of the Tax Code).

“Utility Securities” means (i) shares of common stock issued by Utility, (ii) Utility Preferred Stock, and (iii) any other interest designated as “stock” of Utility by the Board, as disclosed in an SEC filing by Utility.

(b)          Prohibited Transfers.  Any attempted Transfer of Corporation Securities prior to the Restriction Release Date, or any attempted Transfer of Corporation Securities pursuant to an agreement entered into prior to the Restriction Release Date, shall be prohibited and void ab initio insofar as it purports to transfer ownership or rights in respect of such stock to the purported transferee of a Prohibited Transfer (a “Purported Transferee”) to the extent that, as a result of such Transfer (or any series of Transfers of which such Transfer is a part), either (1) any Person shall become a Substantial Shareholder other than by reason of Treasury Regulation Section 1.382-2T(j)(3) or (2) the Percentage Stock Ownership interest of any Substantial Shareholder shall be increased.  Nothing in this Article Ninth shall preclude the settlement of any transaction with respect to Corporation Securities entered into through the facilities of a national securities exchange; provided, however, that such a transaction shall still constitute a Prohibited Transfer and the Corporation Securities and parties involved in such transaction shall remain subject to the provisions of this Article Ninth in respect of such transaction.  In the event that there is an attempted concurrent Transfer of both Corporation Securities and Utility Securities that would be a Prohibited Transfer hereunder and under the Utility Charter (as determined without regard to this sentence), the Prohibited Transfer provisions of the Utility Charter shall be applied first rendering such attempted Transfer of the Utility Securities null and void to the extent necessary, and this section (b) of this Article Ninth shall then be applied to the attempted Transfer of the Corporation Securities the extent necessary.

(c)          Exceptions; Authorized Transfers.

(i)          The restrictions set forth in section (b) of this Article Ninth shall not apply to the acquisition of Corporation Securities by the “Fire Victim Trust” as defined in and in accordance with the provisions of the Plan or an attempted Transfer (1) if the transferor or the transferee obtains the prior written approval of the Board or a committee thereof in accordance with section (c)(ii) of this Article Ninth below, or (2) if such Transfer is (A) made as part of  certain transactions approved by the Board in accordance with section (c)(iii) of this Article Ninth, or (B) to the Corporation or Utility. Notwithstanding anything to the contrary herein, (i) a sale, disposition or other transfer of Corporation Securities by the Fire Victim Trust or a Trust Subsidiary to a direct Public Group (including a new direct Public Group created under Treasury Regulation § 1.382‑2T(j)(3)(i)), including, without limitation, pursuant to customary agreements with and between underwriters and selling group members with respect to a bona fide public offering, shall be permitted; and (ii) the provisions of Treasury Regulation § 1.382-3(j)(13) (regarding deemed proportionate acquisitions by existing Public Groups) shall not create any limitation on a sale, disposition, or other transfer of Corporation Securities by the Fire Victim Trust or a Trust Subsidiary to any Public Group otherwise permitted under this Article Ninth; provided, that no transaction under this sentence shall be permitted if or to the extent a public shareholder (as defined in Treasury Regulation § 1.382‑2T(f)(11)) would become a Substantial Shareholder or a Substantial Shareholder would increase its Percentage Stock Ownership in violation of this Article Ninth.  “Public Group” has the meaning set forth in Treasury Regulation § 1.382-2T(f)(13) and, for the avoidance of doubt, is not a “Person” for purposes of this Article Ninth.  Notwithstanding any other restriction set forth in this Article Ninth, the Fire Victim Trust shall be permitted to:

(A)          Sell, dispose of, or otherwise transfer Corporation Securities to a subsidiary that is, directly or indirectly, owned 100% by the Fire Victim Trust (a “Trust Subsidiary”);

(B)          Pledge, or enter into security arrangements with respect to, Corporation Securities or the equity interests of a Trust Subsidiary, provided that the creation or exercise of such pledge or security arrangements would not result in any Person becoming a Substantial Shareholder or cause the Percentage Stock Ownership of any Substantial Shareholder to be increased; and

(C)          Issue, transfer or structure an option with respect to the Corporation Securities or the equity interests of a Trust Subsidiary, provided that the creation or exercise of such option would not result in any Person becoming a Substantial Shareholder or cause the Percentage Stock Ownership of any Substantial Shareholder to be increased.

The Board shall not take any action to cause any of (A)-(C) to constitute or be deemed to constitute a Prohibited Transfer.

(ii)          The restrictions contained in this Article Ninth are for the purposes of reducing the risk that any “ownership change” (as defined in Section 382 of the Tax Code) with respect to the Company Group may limit the Company Group’s ability to utilize its Tax Benefits.  In connection therewith, and to provide for effective policing of these provisions, any Person or Acquiring Group that desires to acquire Corporation Securities in an otherwise Prohibited Transfer (a “Requesting Person”) shall, prior to the date of such transaction for which the Requesting Person seeks authorization (the “Proposed Transaction”), request in writing (a “Request”) that the Board review the Proposed Transaction and authorize or not authorize the Proposed Transaction in accordance with this section (c) of this Article Ninth.  A Request shall be mailed or delivered to the Secretary of the Corporation at the Corporation’s principal place of business.  Such Request shall be deemed to have been received by the Corporation when actually received by the Corporation.  A Request shall include: (1) the name, address and telephone number of the Requesting Person; (2) the Percentage Stock Ownership then beneficially owned by the Requesting Person (without regard to the ownership of Company Group Securities in any subsidiary of the Corporation), the then number and percentage (by class) of any Company Group Securities in any subsidiary of the Corporation beneficially owned by the Requesting Person, and the then number and percentage (by class) of any Company Group Securities in any subsidiary of the Corporation beneficially owned by any Acquiring Group of which the Requesting Person is a member (and the names and relationship of the Persons within the Acquiring Group); (3) a reasonably detailed description of the Proposed Transaction or Proposed Transactions for which the Requesting Person seeks authorization; and (4) a request that the Board authorize the Proposed Transaction pursuant to this section (c) of this Article Ninth.  The Board shall respond to each Request within 20 business days of receiving such Request, and the failure of the Board to respond during such 20 business day period shall be deemed to be a consent to the Transfer; provided, that, the Board may respond by requesting additional information, indicating it requires additional time to consider the Request or in another reasonable manner.  The Board shall authorize a Proposed Transaction unless the Board determines in good faith that the Proposed Transaction, considered alone or with other transactions (including, without limitation, past, concurrent, contemplated or anticipated transactions (whether by the Corporation, by another Person pursuant to a Request or otherwise, whether or not the transaction was a Prohibited Transfer) and transactions involving Company Group Securities (including issuances and redemptions) not currently contemplated but which, in the business judgment of the Board, the Corporation should retain the flexibility to pursue) would create a material risk that the Tax Benefits may be jeopardized as a result of the application of Sections 382 and 383 of the Tax Code, allowing for a reasonable margin of safety; provided, that, if multiple Requests are submitted to the Board at approximately the same time and all such Requests would not be approved pursuant to this sentence, the Board may determine any reasonable method to apply the provisions of this sentence to such Requests.  Any determination by the Board not to authorize a Proposed Transaction shall cause such Proposed Transaction to continue to be treated as a Prohibited Transfer.  The Board may impose any conditions that it deems reasonable and appropriate in connection with authorizing any Proposed Transaction, including requiring an affidavit or representations from such Requesting Person or opinions of counsel to be rendered by counsel selected by the Requesting Person (and reasonably acceptable to the Board), in each case, as to such matters as the Board may reasonably determine with respect to the preservation of the Tax Benefits.  Any Requesting Person who makes a Request to the Board shall reimburse the Corporation, within 30 days of demand therefor, for all reasonable out-of-pocket costs and expenses incurred by the Corporation with respect to evaluating the Proposed Transaction of such Requesting Person, including, without limitation, the Corporation’s reasonable costs and expenses incurred in determining whether to authorize the Proposed Transaction, which costs may include, but are not limited to, any reasonable expenses of counsel and/or tax advisors engaged by the Board to advise the Board or deliver an opinion thereto.  The Board may require, as a condition to its consideration of the Request, that the Requesting Person execute an agreement in form and substance reasonably satisfactory to the Corporation providing for the reimbursement of such costs and expenses.  Any authorization of the Board hereunder may be given prospectively or retroactively.

(iii)          The Board may determine that the restrictions set forth in section (b) of this Article Ninth shall not apply to any particular transaction or transactions, whether or not a request has been made to the Board, including a Request pursuant to this section (c) of this Article Ninth, subject to any conditions that it deems reasonable and appropriate in connection therewith.  Any determination of the Board hereunder may be made prospectively or retroactively.

(iv)          The Board or any committee of the Board, to the fullest extent permitted by law, may exercise the authority granted by this Article Ninth through duly authorized officers or agents of the Corporation.  Nothing in this section (c) of this Article Ninth shall be construed to limit or restrict the Board in the exercise of its fiduciary duties under applicable law.

(d)          Legend; Notation.  The Board may require that any certificates representing shares of Corporation Securities issued prior to the Restriction Release Date shall contain a conspicuous legend in substantially the following form, or as may otherwise be determined by the Board, evidencing the restrictions set forth in this Article Ninth:

“THE AMENDED AND RESTATED ARTICLES OF INCORPORATION OF THE CORPORATION, AS THE SAME MAY BE AMENDED AND RESTATED FROM TIME TO TIME (THE “ARTICLES OF INCORPORATION”), CONTAIN CERTAIN RESTRICTIONS PROHIBITING THE TRANSFER (AS DEFINED IN THE ARTICLES OF INCORPORATION) OF CORPORATION SECURITIES (AS DEFINED IN THE ARTICLES OF INCORPORATION) WITHOUT THE PRIOR AUTHORIZATION IN ACCORDANCE WITH THE ARTICLES OF INCORPORATION IF SUCH TRANSFER MAY AFFECT THE PERCENTAGE OF STOCK OF THE CORPORATION (WITHIN THE MEANING OF SECTION 382 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED FROM TIME TO TIME, AND THE TREASURY REGULATIONS PROMULGATED THEREUNDER) THAT IS TREATED AS OWNED BY A “SUBSTANTIAL SHAREHOLDER” AS DEFINED IN THE ARTICLES OF INCORPORATION.  A COMPLETE AND CORRECT COPY OF THE ARTICLES OF INCORPORATION SHALL BE FURNISHED FREE OF CHARGE TO THE HOLDER OF RECORD OF THIS CERTIFICATE UPON WRITTEN REQUEST TO THE SECRETARY OF THE CORPORATION.”

The Corporation shall have the power to make appropriate notations upon its stock transfer records and to instruct any transfer agent, registrar, securities intermediary or depository with respect to the requirements of this Article Ninth for any uncertificated Corporation Securities or Corporation Securities held in an indirect holding system, and the Corporation shall provide notice of the restrictions on transfer and ownership to holders of uncertificated shares in accordance with applicable law.

(e)          Treatment of Excess Securities.

(i)          No officer, employee or agent of the Corporation shall record any Prohibited Transfer, and the Purported Transferee shall not be recognized as a shareholder of the Corporation for any purpose whatsoever in respect of the Excess Securities.  Until the Excess Securities are acquired by another Person in a Transfer that is not a Prohibited Transfer, the Purported Transferee shall not be entitled with respect to such Excess Securities to any rights of shareholders of the Corporation, including, without limitation, the right to vote such Excess Securities and to receive dividends or distributions, whether liquidating or otherwise, in respect thereof, if any.  Once the Excess Securities have been acquired in a Transfer that is not a Prohibited Transfer, Corporation Securities shall cease to be Excess Securities.  For this purpose, any transfer of Excess Securities not in accordance with the provisions of this section (e) of this Article Ninth shall also be a Prohibited Transfer.

(ii)          If the Board determines that a Transfer of Corporation Securities constitutes a Prohibited Transfer pursuant to section (b) of this Article Ninth, then, upon written demand by the Corporation, the Purported Transferee shall transfer or cause to be transferred any certificate or other evidence of ownership of the Excess Securities within the Purported Transferee’s possession or control, together with any Prohibited Distributions, to the Agent.  The Agent shall thereupon sell to a buyer or buyers, which may include the Corporation, the Excess Securities transferred to it in one or more arm’s-length transactions (over the New York Stock Exchange or other national securities exchange on which Corporation Securities may be traded, if possible, or otherwise privately); provided, however, that the Agent shall use reasonable efforts to effect such sale or sales in an orderly fashion and shall not be required to effect any such sale within any specific time frame if, in the Agent’s discretion, such sale or sales would disrupt the market for Corporation Securities or otherwise would adversely affect the value of Corporation Securities.  If the Purported Transferee has resold the Excess Securities before receiving the Corporation’s demand to surrender Excess Securities to the Agent, the Purported Transferee shall be deemed to have sold the Excess Securities for the Agent, and shall be required to transfer to the Agent any Prohibited Distributions and proceeds of such sale, except to the extent that the Corporation grants written permission to the Purported Transferee to retain all or a portion of such sales proceeds to the extent not exceeding the amount that the Purported Transferee would have received from the Agent pursuant to section (e)(iii) of this Article Ninth if the Agent rather than the Purported Transferee had resold the Excess Securities.

(iii)          The Agent shall apply any proceeds or any other amounts received by it in accordance with section (e)(ii) of this Article Ninth as follows: (A) first, such amounts shall be paid to the Agent to the extent necessary to cover its reasonable costs and expenses incurred in connection with its duties hereunder; (B) second, any remaining amounts shall be paid to the Purported Transferee, up to the amount paid by the Purported Transferee for the Excess Securities (or in the case of any Prohibited Transfer by gift, devise or inheritance or any other Prohibited Transfer without consideration, the fair market value, (1) calculated on the basis of the closing market price for Corporation Securities on the day before the Prohibited Transfer, (2) if Corporation Securities are not listed or admitted to trading on any stock exchange but are traded in the over-the-counter market, calculated based upon the difference between the highest bid and lowest asked prices, as such prices are reported by the relevant inter-dealer quotation service or any successor system on the day before the Prohibited Transfer or, if none, on the last preceding day for which such quotations exist, or (3) if Corporation Securities are neither listed nor admitted to trading on any stock exchange nor traded in the over-the-counter market, then as determined in good faith by the Board), which amount (or fair market value) shall be determined at the discretion of the Board; and (C) third, any remaining amounts, subject to the limitations imposed by the following proviso, shall be paid to one or more organizations qualifying under Section 501(c)(3) of the Tax Code (or any comparable successor provision) selected by the Board; provided, however, that if the Excess Securities

(including any Excess Securities arising from a previous Prohibited Transfer not sold by the Agent in a prior sale or sales) represent a 4.75% or greater Percentage Stock Ownership, then any such remaining amounts to the extent attributable to the disposition of the portion of such Excess Securities exceeding a 4.75% Percentage Stock Ownership interest shall be paid to two or more organizations qualifying under Section 501(c)(3) of the Tax Code selected by the Board, such that no organization qualifying under Section 501(c)(3) of the Tax Code shall be deemed to possess a Percentage Stock Ownership in excess of 4.75%.  The recourse of any Purported Transferee in respect of any Prohibited Transfer shall be limited to the amount payable to the Purported Transferee pursuant to clause (B) of the preceding sentence.  In no event shall the proceeds of any sale of Excess Securities pursuant to this section (e) of this Article Ninth inure to the benefit of the Corporation.

(iv)          In the event of any Transfer that does not involve a transfer of Corporation Securities within the meaning of the laws of the State of California, but that would cause a Substantial Shareholder to violate any restriction on Transfer provided for in section (b) of this Article Ninth, the application of sections (e)(ii) and (e)(iii) of this Article Ninth shall be modified as described in this section (e)(iv) of this Article Ninth.  In such case, no such Substantial Shareholder shall be required to dispose of any interest that is not a Corporation Security, but such Substantial Shareholder and/or any Person or Acquiring Group whose ownership of Corporation Securities is attributed to or taken into account with respect to such Substantial Shareholder shall, in the case of section (e)(ii) of this Article Ninth, be deemed to have disposed of and shall be required to dispose of sufficient Corporation Securities (which Corporation Securities shall be disposed of in the inverse order in which they were acquired) to cause such Substantial Shareholder, following such disposition, not to be in violation of this Article Ninth.  Such disposition or process shall be deemed to occur simultaneously with the Transfer giving rise to the application of this provision, and such number of Securities that are deemed to be disposed of shall be considered Excess Securities and shall be disposed of through the Agent as provided in sections (e)(ii) and (e)(iii) of this Article Ninth, except that the maximum aggregate amount payable either to such Substantial Shareholder, or to such other Person or Acquiring Group that was the direct holder of such Excess Securities, in connection with such sale shall be the fair market value of such Excess Securities at the time of the purported Transfer.  All such reasonable expenses incurred by the Agent in disposing of such Excess Securities shall be paid out of any amounts due such Substantial Shareholder or such other Person or Acquiring Group.  The purpose of this section (e)(iv) of this Article Ninth is to extend the restrictions in sections (b) and (e)(ii) of this Article Ninth to situations in which there is a Prohibited Transfer without a direct Transfer of Securities, and this section (e)(iv) of this Article Ninth, along with the other provisions of this Article Ninth, shall be interpreted to produce the same results, with differences as the context requires, as a direct Transfer of Corporation Securities.

(v)          If the Purported Transferee fails to surrender the Excess Securities or the proceeds of a sale thereof to the Agent within 30 days from the date on which the Corporation makes a written demand pursuant to section (e)(ii) of this Article Ninth, then the Corporation shall use its best efforts to enforce the provisions hereof, including the institution of legal proceedings to compel the surrender.  Nothing in this section (e)(v) of this Article Ninth shall (A) be deemed to be inconsistent with any Transfer of the Excess Securities provided in this Article Ninth to be void ab initio, or (B) preclude the Corporation in its discretion from immediately instituting legal proceedings without a prior demand.  The Board or a committee thereof may authorize such additional actions as it deems advisable to give effect to the provisions of this Article Ninth.

(vi)          The Corporation shall make the written demand described in section (e)(ii) of this Article Ninth within 30 days of the date on which the Board determines that the attempted Transfer would result in Excess Securities; provided, however, that, if the Corporation makes such demand at a later date, the provisions of this Article Ninth shall apply nonetheless.  No failure by the Corporation to act within the time periods set forth in section(e) of this Article Ninth shall constitute a waiver or loss of any right of the Corporation under this Article Ninth.

(f)          Obligation to Provide Information.  Any Person that is a beneficial, legal or record holder of Corporation Securities or a member of an Acquiring Group, and any proposed transferor or transferee and any Person controlling, controlled by or under common control with the proposed transferor or transferee, shall as and to the extent reasonably requested in writing by the Corporation, use commercially reasonable efforts promptly to provide such information the Corporation may request as may be necessary from time to time in order to determine compliance with this Article Ninth or the status of the Tax Benefits.  For the avoidance of doubt, notwithstanding anything to the contrary in this section (f) of this Article Ninth, in no event will any Person have any obligation to provide any such information that such Person determines, in its reasonable judgment, it is legally or contractually prohibited from disclosing; provided, that the Board may decline to authorize a Proposed Transaction, notwithstanding any provision of section (c)(ii) of this Article Ninth to the contrary, if any Requesting Person does not provide any information reasonably requested by the Corporation.

(g)          Board Authority.

(i)          The Board or any committee thereof shall have the power to interpret or determine in its sole discretion all matters necessary for assessing compliance with this Article Ninth, including, without limitation, (i) the identification of Substantial Shareholders or Acquiring Groups, (ii) whether a Transfer is a Prohibited Transfer, (iii) whether to exempt a Transfer from the restrictions of section (b) of this Article Ninth, (iv) the Percentage Stock Ownership of any Substantial Shareholder, (v) whether an instrument constitutes a Company Group Security, (vi) the amount (or fair market value) due to a Purported Transferee pursuant to clause (B) of section (e)(iii) of this Article Ninth, and (vii) any other matters which the Board or such committee determines to be relevant; and the good faith determination of the Board or such committee on such matters shall be conclusive and binding for all the purposes of this Article Ninth.

(ii)          In addition, the Board or any committee thereof may, to the extent permitted by law, from time to time establish, modify, amend or rescind bylaws, regulations and procedures of the Corporation not inconsistent with the provisions of this Article Ninth for purposes of determining whether any Transfer of Corporation Securities would jeopardize the Company Group’s ability to preserve and use the Tax Benefits and for the application, administration and implementation of this Article Ninth.

(iii)          Nothing contained in this Article Ninth shall limit the authority of the Board or a committee thereof to take such other action to the extent permitted by law as it deems necessary or advisable to protect the Company Group and the Corporation’s shareholders in preserving the Tax Benefits, including the implementation of restrictions on dispositions or sales of Corporation Securities that result in a decrease of a Substantial Shareholder’s Percentage Stock Ownership.  Without limiting the generality of the foregoing, in the event of a change in law making one or more of the following actions necessary or desirable, the Board or any committee thereof may, by adopting a written resolution, (A) modify the ownership interest percentage in the Corporation or the Persons covered by this Article Ninth, (B) modify the definitions of any terms set forth in this Article Ninth or (C) modify the terms of this Article Ninth as appropriate, in each case, in order to prevent an ownership change for purposes of Section 382 of the Tax Code as a result of any changes in applicable Treasury Regulations or otherwise; provided, however, that the Board or committee shall not cause there to be such modification unless it determines that such action is reasonably necessary or advisable to preserve the Tax Benefits or that the continuation of these restrictions is no longer reasonably necessary for the preservation of the Tax Benefits.  Shareholders of the Corporation shall be notified of such determination through a filing with the SEC or such other method of notice as the Corporation deems appropriate.

(iv)          In the case of an ambiguity in the application of any of the provisions of this Article Ninth, including any definition used herein, the Board shall have the power to determine the application of such provisions.  In the event this Article Ninth requires an action by the Board but fails to provide specific guidance with respect to such action, the Board or any committee thereof shall have the power to determine the action to be taken.  All such actions, calculations, interpretations and determinations that are done or made by the Board shall be conclusive and binding on the Corporation, the Agent and all other parties for all other purposes of this Article Ninth. The Board may delegate all or any portion of its duties and powers under this Article Ninth to a committee of the Board as it deems necessary or advisable, and, to the Board and such committee may exercise the authority granted by this Article Ninth through duly authorized officers or agents of the Corporation.  Nothing in this Article Ninth shall be construed to limit or restrict the Board in the exercise of its fiduciary duties under applicable law.

(v)          Notwithstanding the foregoing, the Board shall take no action pursuant to this Article Ninth, including without limitation this section (g) of this Article Ninth, to restrict any sale, disposition, or other transfer of Corporation Securities by the Fire Victim Trust that do not result in Prohibited Transfers and are otherwise permitted under this Article Ninth.

(h)          Reliance.  To the fullest extent permitted by law, the Corporation and the members of the Board or any committee thereof shall be fully protected in relying in good faith upon the information, opinions, reports or statements of the chief executive officer, the chief financial officer, the chief accounting officer, the Secretary or the corporate controller of the Corporation or of the Corporation’s legal counsel, independent auditors, transfer agent, investment bankers or other employees and agents in making the determinations and findings contemplated by this Article Ninth, and the members of the Board shall not be responsible for any good faith errors made in connection therewith.  For purposes of determining the existence and identity of, and the amount of any Corporation Securities owned by any shareholder, the Corporation is entitled to rely on the existence and absence of filings of Schedule 13D, 13F or 13G under the Securities Exchange Act of 1934, or similar statements, reports or other filings, as of any date, subject to its actual knowledge of the ownership of Corporation Securities.

(i)          Benefits of this Article Ninth.  Nothing in this Article Ninth shall be construed to give to any Person other than the Corporation, the Agent and members of the Board and such committee thereof any legal or equitable right, remedy or claim under this Article Ninth.  This Article Ninth shall be for the sole and exclusive benefit of the Corporation, the Agent and members of the Board or any such committee thereof.

(j)          Severability.  The purpose of this Article Ninth is to facilitate the Company Group’s ability to maintain or preserve its Tax Benefits.  If any provision of this Article Ninth or the application of any such provision to any Person or under any circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Article Ninth.

(k)          Waiver.  With regard to any power, remedy or right provided herein or otherwise available to the Corporation or the Agent under this Article Ninth, (i) no waiver will be effective unless expressly contained in a writing signed by the waiving party, and (ii) no alteration, modification or impairment will be implied by reason of any previous waiver, extension of time, delay or omission in exercise, or other indulgence.

          3.          In accordance with Section 1401 of the California Corporations Code, provision for making the foregoing amendment and restatement of the Articles of Incorporation of the Corporation is contained in the order confirming the Plan, entered on June 20, 2020 by the United States Bankruptcy Court for the Northern District of California Case No. 19-30088, the Hon. Dennis Montali judge presiding [Bankruptcy Docket No. 8053], having jurisdiction over a proceeding for the reorganization of the Corporation in the matter of In re: PG&E Corporation and Pacific Gas and Electric Company.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Date: June 20, 2020

/s/ WILLIAM D. JOHNSON
WILLIAM D. JOHNSON Chief Executive Officer and President

/s/ BRIAN M. WONG
BRIAN M. WONG Vice President, Deputy General Counsel and Corporate Secretary

Signature Page to PG&E Corporation Amended and Restated Articles of Incorporation